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                                                                   Exhibit 99(g)

                         FORM OF SUBSCRIPTION AGENT AGREEMENT

                                            June __, 1996

Chemical Mellon Shareholder Services, L.L.C.
111 Founders Plaza, 11th Floor
East Hartford, Connecticut  06108

Attn:  Lynore A. LeConche

              RE:  SUBSCRIPTION AGENT AGREEMENT

Ladies and Gentlemen:

    The following will confirm our agreement ("Agreement") as more fully described below, in which Chemical Mellon Shareholder Services, L.L.C. ("Chemical Mellon" or the "Subscription Agent") has agreed to serve as Subscription Agent in connection with a proposed registered public offering (the "Offering") by First Coastal Corporation (the "Company") of 750,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Common Stock"). The duties of Chemical Mellon, as Subscription Agent, will be separate from, and in addition to, its continuing duties as transfer agent and registrar for the Company's Common Stock (in which capacity Chemical Mellon is herein referred to as the "Transfer Agent and Registrar").

    Section 1. RIGHTS OFFERING AND COMMUNITY OFFERING. Pursuant to the terms and conditions of the proposed rights offering (the "Rights Offering"), each stockholder of the Company will receive one nontransferable right (the "Right") for each ____ shares of Common Stock held of record at the close of business on June __, 1996 (the "Record Date", and each such stockholder hereinafter referred to as the "Record Date Holder"). Each Right will entitle the holder thereof to purchase from the Company one share of Common Stock (the "Stockholder Subscription Privilege") for a price of $____ per share (the "Subscription Price"). The number of Rights issued by the Company to each Record Date Holder will be rounded up to the nearest whole number. Record Date Holders may subscribe for fewer Shares in the Rights Offering than they have Rights to purchase. Record Date Holders may also subscribe for additional shares in the Community Offering as described below, subject to certain limitations. The Rights Offering is made as part of the Offering, which also will include purchases by Standby Purchasers and a Community Offering of any shares not otherwise subscribed for in the Rights Offering or purchased by Standby Purchasers as described below.

    The Offering will expire at 5:00 p.m., Eastern time, on July __, 1996, subject to the extension by the Company, in its sole discretion, from time to time through August __, 1996 (the "Expiration Date"). After the Expiration Date, the Rights will no longer be exercisable. If the Offering has not been consummated within 30 days following the Expiration Date, the Offering will be terminated by the Company and all amounts submitted by Record Date Holders and participants in the Community Offering (the "Community Offering Participants") will be returned without interest.

    The Stockholder Subscription Privilege may be exercised by properly completing the Rights Offering order form (the "Rights Offering Order Form") and forwarding it (or following the Guaranteed Delivery Procedures described in the Prospectus, dated June __, 1996, relating to the Offering (the "Prospectus")), with payment of the Subscription Price for each Share subscribed for pursuant to the Stockholder Subscription Privilege, to the Subscription Agent, which must receive such Rights Offering Order Form and payment at or prior to the Expiration Date. Once a Record Date Holder has exercised the Stockholder Subscription Privilege, such exercise may not be revoked. Rights Offering Order Forms should be sent with the payment to the Subscription Agent and not to the Company. The Company reserves the right to reject subscriptions received in whole or in part at the sole discretion of the Company or at the request or direction of regulatory authorities.

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    Persons holding shares of Common Stock beneficially, and receiving the
Rights with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, should contact the appropriate institution or nominee and request it to effect such transactions for them.

    The Company is concurrently offering Shares not subscribed for in the Rights Offering to members of the general public to whom a copy of the Prospectus is delivered (the "Community Offering"), subject to the prior rights of Record Date Holders in the Rights Offering and the prior rights of Standby Purchasers with respect to the Minimum Standby Purchase Commitment (as defined below) and the other purchase limitations described in the Prospectus. It is anticipated that Shares offered in the Community Offering will be offered through broker-dealers engaged by the Company pursuant to certain broker assistance agreements entered into with the Company. If there is an insufficient number of Shares available to satisfy all subscriptions received in the Community Offering, the Company reserves the right to allot such Shares among the Community Offering Participants. There can be no assurance that any Shares will be available to satisfy in whole or in part a Community Offering Participant's subscription.

    Persons who desire to participate in the Community Offering must properly complete the Community Offering order form (the "Community Offering Order Form") which accompanies the Prospectus and forward it (or follow the Guaranteed Delivery Procedures described in the Prospectus), with payment of the aggregate Subscription Price to the Subscription Agent, which must receive such Community Offering Order Form and payment at or prior to the Expiration Date. Subscriptions for Shares which are received by the Subscription Agent from Community Offering Participants may not be revoked. Community Offering Order Forms should be sent with the payment to the Subscription Agent and not to the Company. The Company reserves the right to reject subscriptions received in whole or in part at the sole discretion of the Company.

    Payments will be held in a segregated noninterest bearing account maintained with Mellon Bank, N.A., as escrow agent, pending the issuance of certificates representing the Shares purchased or the return of the payment which will be made without interest.

    The sale of Shares upon the exercise of Rights and the sale of Shares in the Community Offering are conditioned upon all of the Shares being sold and to the consummation of the other transactions pursuant to the Recapitalization (as defined in the Prospectus).

    The Company has entered into standby purchase agreements (the "Standby Purchase Agreements"), pursuant to which, subject to certain conditions, standby purchasers (the "Standby Purchasers") have severally agreed to acquire from the Company, at the Subscription Price, up to _______ Shares, if available after the Rights Offering and the Community Offering. Pursuant to such agreements, the Company has agreed to sell, and the Standby Purchasers have agreed to purchase, a minimum of __________ Shares (the "Minimum Standby Purchase Commitment") at the Subscription Price.

    The Company does not anticipate accepting any purchases of five percent or more of the Common Stock in the Offering, but reserves the right to do so. The Company's Restated Certificate of Incorporation includes certain other restrictions and limitations with respect to the acquisition of the Company's securities.

    Separate certificates representing Shares purchased are expected to be delivered as soon as practicable after the Expiration Date.

    THE FOREGOING SUMMARY OF THE OFFERING IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION SET FORTH IN THE PROSPECTUS, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A AND INCORPORATED HEREIN BY REFERENCE.

    Section 2. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints Chemical Mellon as Subscription Agent for the Rights Offering and the Community Offering. The Company


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has previously appointed Chemical Mellon as Transfer Agent and Registrar of the
Company for its Common Stock, which appointment includes serving in such capacities for the Common Stock to be issued pursuant to the Offering. The Subscription Agent confirms that except as otherwise contemplated by this Agreement, it is not authorized by the Company to give any information or make any representations in connection with the sale of the Shares.

    Section 3. CERTAIN DUTIES OF THE SUBSCRIPTION AGENT. In its capacity as Subscription Agent, Chemical Mellon is authorized and directed to:

         (a) Mail by first class mail to each Record Date Holder: (i) the Rights Offering Order Form designating the name(s) of the Record Date Holder and the total number of Rights which may be exercised by each such Record Date Holder, (ii) the Instructions as to Use of Rights Offering Order Forms, (iii) the Notice of Guaranteed Delivery, (iv) the Prospectus and (v) a return envelope addressed to the Subscription Agent (collectively, the "Rights Offering Distribution").

         (b) Mail by first class mail to each prospective Community Offering Participant as directed by the Company: (i) the Community Offering Order Form,
(ii) the Instructions as to Use of Community Offering Order Forms, (iii) the Notice of Guaranteed Delivery, (iv) the Prospectus and (v) a return envelope addressed to the Subscription Agent (collectively, the "Community Offering Distribution").

         (c) Prepare and maintain copies of such records and such other documents with respect to the Record Date Holders, the Rights Offering Distribution, the Community Offering Distribution and such other matters as may be necessary for Chemical Mellon to carry out its responsibilities as Subscription Agent.

         (d) Subject to Section 4 hereof and to the terms and conditions of the Offering as set forth in the Prospectus, (i) accept properly completed Rights Offering Order Forms in connection with the exercise of Rights by Record Date Holders and Community Offering Order Forms in connection with the subscription for Shares by Community Offering Participants in accordance with the terms of the Rights Offering Order Form and the Community Offering Order Form, (ii) accept properly completed Notice of Guaranteed Delivery pursuant to the Guaranteed Delivery Procedures (as described in the Prospectus) and (iii) accept subscriptions executed as agent for the Record Date Holder or Community Offering Participant, by a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States.

         (e) Promptly consult with the Company for specific instructions as to acceptance or rejection of Rights Offering Order Forms, Community Offering Order Forms, Notice of Guaranteed Delivery or other purported exercise of Rights by Record Date Holders or purported subscription for Shares by Community Offering Participants where questions concerning timeliness, validity, form or eligibility or questions concerning any other failure to comply in all respects with the terms of the Offering as set forth in the Prospectus exist or may exist.

         (f) Promptly return to Record Date Holders and Community Offering Participants, without interest or deduction, any payment tendered to the Subscription Agent pursuant to the exercise of Rights by such Record Date Holder or the subscription for Shares by such Community Offering Participant to the extent that (i) such exercise or subscription is rejected for any reason, in whole or in part or (ii) the Offering is terminated by the Company.

         4. ACCEPTANCE OF ORDERS. Orders for Shares will be strictly subject to confirmation by the Company, and the Company reserves the right in its sole discretion, to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot, in each case subject to the terms of the Prospectus. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights and submission of Community Offering Order Forms will be determined by the Company, whose determinations will be final and binding. The


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Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right and submission of any Community Offering Order Form. Rights Offering Order Forms and Community Offering Order Forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion.

         5. PAYMENT OF FUNDS. The Company and the Subscription Agent shall establish a noninterest bearing escrow account (the "Escrow Account") on behalf of the Company with Mellon Bank, N.A. (the "Escrow Agent"). The Subscription Agent shall within one (1) business day of receipt of funds received by the Subscription Agent in connection with the Rights Offering and the Community Offering in payment of subscriptions deposit such payments (by wire transfer) with the Escrow Agent, who will hold such funds pursuant to the Escrow Agreement. For the purpose of Sections 5 and 7 of this Agreement, "business day" shall be a day other than a Saturday or a Sunday on which the Escrow Agent is open for the purpose of conducting business. A copy of the Escrow Agreement between the Company and the Escrow Agent is attached hereto as EXHIBIT B.

         6. DAILY REPORTING. The Subscription Agent shall advise the Company daily by telecopy and confirmed by letter delivered by overnight courier, as to the total number of shares of Common Stock subscribed for in the Rights Offering and the Community Offering and the amount of funds received with respect to each such subscription and the total amount of funds received with respect to all such subscriptions. In addition, the Subscription Agent shall furnish to the Company from time to time such other reports or information as the Company shall request.

         7.   CLOSING OF THE OFFERING.

         (a)  No later than two (2) business days following the Expiration
Date, the Subscription Agent shall advise the Company consistent with the requirements of Section 6 hereof as to: (i) the total number of shares of Common Stock subscribed for in the Rights Offering, including a break down, by Record Date Holder, of the number of shares subscribed for, (b) the total number of shares of Common Stock unsubscribed for in the Rights Offering, including a break down, by Record Date Holder, of the number of shares not subscribed for, and (c) the total number of shares of Common Stock subscribed for in the Community Offering, including a break down, by Community Offering Participant, of the number of shares subscribed for.

         (b) As Transfer Agent and Registrar and pursuant to written instructions from the Company, Chemical Mellon shall issue certificates for shares of Common Stock, registered in the names of the Record Date Holders, the Community Offering Participants or the Standby Purchasers, as the case may be, or as otherwise directed by the Community Offering Participants or Standby Purchasers, and mail or deliver such certificates as instructed as soon as practicable after the Closing, in accordance with the Prospectus and all applicable laws, rules and regulations.

         (c) The Subscription Agent shall provide such other information and such other services and assistance to the Company as the Company may reasonably request in connection with the Offering and the closing thereof.

         Section 8. SUBSCRIPTION AGENT COMPENSATION. The Company shall pay to the Subscription Agent for its services hereunder certain fees in accordance with the Schedule of Fees attached hereto as EXHIBIT C. The Company further agrees that it will reimburse the Subscription Agent for its necessary and reasonable expenses incurred in the performance of its duties hereunder, including without limitation postage, stationery and supplies and attorney's fees. The Subscription Agent agrees that it will not incur any attorney's fees with respect to this Agreement or its duties hereunder without prior notice to, and the consent of, the Company, which consent will not be unreasonably withheld.


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         Section 9.  INDEMNIFICATION.  The Company agrees to indemnify, protect and hold harmless the Subscription Agent and its directors, officers, employees and agents from and against any claims, losses or expenses, including attorney's fees, (collectively, "Losses") arising from the Subscription Agent's performance of services under this Agreement; provided, however, that the Company shall not be obligated to indemnify the Subscription Agent for Losses resulting from the Subscription Agent's negligence, bad faith, willful misconduct or material breach of this Agreement.

    The Subscription Agent shall not be responsible for any statements in the Prospectus, the Rights Offering Order Form, the Instructions as to Use of Rights Offering Order Forms, the Community Offering Order Form, the Instructions as to Use of Community Offering Order Forms, the Notice of Guaranteed Delivery, or any other materials authorized by the Company to be distributed to Record Date Holders or Community Offering Participants, nor shall the Subscription Agent be deemed to make any representation as to whether any shares of Common Stock are validly issued, fully paid, non-assessable or free of preemptive rights.

    Subject to its obligations under this Agreement, the Subscription Agent shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by it in good faith to be valid, genuine and sufficient in carrying out its duties hereunder.

         Section 10. MISCELLANEOUS. This Agreement constitutes the full and integrated agreement of the parties hereto with respect to the subject matter hereof, and may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the Company and the Subscription Agent. Upon completion by the Subscription Agent of the performance of its duties hereunder, the Subscription Agent shall be discharged of all duties and obligations hereunder. This Agreement shall not operate to create any right or benefit to any third party. This Agreement will terminate on October 1, 1996, unless otherwise earlier terminated by the Company or by the mutual agreement of the parties. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto. No waiver by either party hereto of the other party's breach of or failure to comply with any condition or provision of this Agreement to be performed by such other party shall operate as a waiver of or estoppel with respect to any subsequent or other breach or failure to comply. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         Section 11. NOTICES. Except as otherwise contemplated by Sections 6 and 7 hereof, all notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), or facsimile transmission, addressed as follows:

         (i)  If to the Company:

              First Coastal Corporation
              36 Thomas Drive
              Westbrook, Maine  04092
              Facsimile No. (207) 828-4680
              Attention:  Gregory T. Caswell


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         (ii) If to the Subscription Agent:

              Chemical Mellon Shareholder Services, L.L.C.
              111 Founders Plaza, 11th Floor
              East Hartford, Connecticut  06108
              Facsimile No.:  (203) 528-6472
              Attn:  Lynore A. LeConche

    Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile) the answerback being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         Section 12. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maine applicable to contracts executed in and to be performed in that State (but not including the choice of law rules thereof).

         Section 13. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which counterparts shall be deemed an original and all of which counterparts taken together shall be deemed to constitute one and the same instrument.

    If the foregoing is acceptable to you, please indicate Chemical Mellon's acceptance of its appointment as Subscription Agent for the Rights Offering and the Community Offering upon the terms set forth above by signing and returning the copy of this letter enclosed for that purpose.

                                       Very truly yours,

                                       FIRST COASTAL CORPORATION



                                       By:
                                          ------------------------------------
                                          Gregory T. Caswell
                                          President and Chief Executive Officer

Accepted and agreed to as of
the ____ day of June, 1996


CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.


By:
   ----------------------------------
Title:
      -------------------------------


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                                                                       EXHIBIT A


                                      PROSPECTUS

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                                                                      EXHIBIT B


                                   ESCROW AGREEMENT

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                                                                      EXHIBIT C


                                   SCHEDULE OF FEES